                                                                 EXHIBIT 10.13






                          INTERNET SERVICES AGREEMENT

                                    between

                          BOLT BERANEK AND NEWMAN INC.

                             BBN PLANET CORPORATION

                                      and

                                   AT&T CORP.

                           dated as of June 20, 1995

                               TABLE OF CONTENTS

1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       SERVICE DESCRIPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 2.1.     Initial Description of the Services . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

3.       SALES SUPPORT SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.2.     AT&T Sales Support Department . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.3.     Funding Through September 30. 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.4.     Funding After September 30.1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

4.       AT&T RIGHTS AND RESPONSIBILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 4.1.     AT&T Use and Sale of Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 4.3.     Introductory Marketing Campaign . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.4.     Provisions Applicable to End Users  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                          4.4.1.  AT&T's Use of Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                          4.4.2.  Agreements with AT&T Customers Other than AT&T

5.       INFRASTRUCTURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.1.     Use of AT&T Equipment and Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.2.     Provisioning of Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 5.3.     Interconnection with BBN Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.4.     Customer Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.5.     Repurchase of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.6.     Interfaces  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

6.       GEOGRAPHIC SCOPE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 6.1.     Service Territory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 6.2.     Expansion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

7.       PRICING AND PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 7.1.     Pricing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 7.2.     Payments to BBN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 7.3.     Guaranteed Minimums . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                          7.3.1.  Guarantee Amounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                          7.3.2.  Payments of Guaranteed Minimums . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          7.3.3.  Conditions to AT&T Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 7.4.     Funding of BBN Applications Development . . . . . . . . . . . . . . . . . . . . . . . . .  23

8.       EXCLUSIVITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23



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                                      -i-

                 8.1.     Year One  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 8.2.     Year Two  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 8.3.     Year Three  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 8.4.     No Other Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

9.       DURATION; TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 9.1.     Duration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 9.2.     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 9.3.     Continuing Support for Value Added Services Marketing . . . . . . . . . . . . . . . . . .  26
                 9.4.     Termination After Governmental Action Affecting this Agreement  . . . . . . . . . . . . .  27
                 9.5.     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 9.6.     Transition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

10.      CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

11.      REPRESENTATIONS, WARRANTIES, AND UNDERTAKINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 11.1.    Representations of BBN and BBN Planet . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                          11.1.1.  No Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                          11.1.2.  No Conflicting Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                          11.1.3.  Necessary Rights and Authority . . . . . . . . . . . . . . . . . . . . . . . . .  30
                          11.1.4.  BBN Marks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 11.2.    Representations of AT&T . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                          11.2.1.  No Conflicting Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                          11.2.2.  Necessary Rights and Authority . . . . . . . . . . . . . . . . . . . . . . . . .  31

12.      REGULATORY MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 12.1.    Responsibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 12.2.    Enhanced Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

13.      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 13.1.    BBN and BBN Planet Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 13.2.    AT&T Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 13.3.    Obligation to Defend; Notice; Cooperation . . . . . . . . . . . . . . . . . . . . . . . .  33

14.      INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

15.      RIGHT TO BOOKS AND RECORDS/AUDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

16.      RISK ALLOCATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 16.1.    NO CONSEQUENTIAL DAMAGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35





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

17.      DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

18.      RIGHT OF FIRST NEGOTIATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

19.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 19.1.    Hiring  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 19.2.    Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         19.3.   GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 19.4.    No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 19.5.    Independent Contractors; Limitation of Liability  . . . . . . . . . . . . . . . . . . . .  38
                 19.6.    Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 19.7.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 19.8.    Press Releases/Public Announcement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 19.9.    Nonexclusive Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 19.10.   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 19.11.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 19.12.   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 19.13.   Waivers; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 19.14.   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 19.15.   Titles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 19.16.   Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42





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

                          INTERNET SERVICES AGREEMENT

         This INTERNET SERVICES AGREEMENT ("Agreement") is made and entered into as of the 20th day of June, 1995 (the "Effective Date"), by and between AT&T CORP., a New York corporation, for itself and its Affiliates ("AT&T"), acting through its Business Communications Services organization ("BCS"), BOLT BERANEK AND NEWMAN INC., a Massachusetts corporation ("BBN"), and BBN PLANET CORPORATION, a Massachusetts corporation and a majority-owned subsidiary of BBN ("BBN Planet").

WHEREAS, BBN, through BBN Planet, is in the business of providing, on a dedicated basis to end user business customers, Internet and related services;

         WHEREAS, AT&T desires to create and market various service offerings to business customers incorporating or consisting entirely of a dedicated Internet services component;

         WHEREAS, BBN is able to provide such dedicated Internet services on a scale commensurate with AT&T's anticipated business customer demand levels, and AT&T is willing to purchase such dedicated Internet services on the terms and subject to the conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the Parties agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, certain terms have been defined below and elsewhere in this Agreement (including the attached Schedules) to encompass meanings that may differ from, or be in addition to, the normal connotation of the defined word. Unless the context clearly indicates otherwise, any term defined or used in the singular shall include the plural. A defined word intended to convey its special meaning is capitalized when used.

                 "Acquiring Entity" has the meaning set forth in Section 9.2.

                 "Active Internet Security Services" has the meaning set forth in Section 8.1.

                 "Additional Guaranteed Minimum" has the meaning set forth in
Section 8.3.3.

                 "Affiliate" of a party shall mean an entity which is under common control with, controls or is controlled by such party.


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
                 "Agreement" has the meaning set forth in the preamble.

                 "AT&T" has the meaning set forth in the preamble.

                 "AT&T Customer" means any purchaser of a service offering that includes Services provided by BBN under this Agreement. As used in this Agreement, an "AT&T Customer" shall include (1) any party with which AT&T enters into an agreement relating to the sale of services that include Services, (2) any party that purchases Services for which billing is provided by AT&T, (3) any party that purchases Value-Added Services from BBN pursuant to
Section 4.1.2, (4) any AT&T Reseller, and (5) any purchaser of services that include Services from an AT&T Reseller. In cases where AT&T uses Services provided by BBN under this Agreement for its own internal purposes, AT&T shall be deemed an "AT&T Customer" for purposes of this Agreement.

                 "AT&T Customer Information" shall mean all information relating to each AT&T Customer collected in connection with the provision of Services to such AT&T Customer, including without limitation the name, address, usage, features and services purchased, locations served, payment history, and all other information identifiable to a particular customer.

                 "AT&T Customer Site" has the meaning set forth in Section 2.8.

                 "AT&T Reseller" has the meaning set forth in Section 4.1.1.

                 "BBN" has the meaning set forth in the preamble. Unless expressly stated otherwise, all references to BBN in this Agreement shall be deemed to include BBN Planet.

                 "BBN Marks" shall mean the BBN Primary Marks, the BBN VAS Marks, such other Marks as are used by BBN to promote, advertise and market the Services, and such other Marks as the Parties shall agree in writing.

                 "BBN Planet" has the meaning set forth in the preamble.

                 "BBN Point of Presence" shall mean one of the points of presence representing a point of interconnection to the BBN network. The initial BBN Points of Presence are listed in Schedule 5.2 to this Agreement, and BBN shall promptly update such schedule during the Term on reasonable notice to AT&T. At any time during the term of this Agreement, BBN Points of Presence could be collocated with points of presence on the AT&T network pursuant to Section 5.1.

                 "BBN Primary Marks" shall mean the Marks "BBN" and "BBN
PLANET."





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
                 "BBN VAS Marks" shall mean such Marks as are used by BBN to promote, advertise and market Value Added Services.

                 "BBN Training Services" Program has the meaning set forth in
Section 2.1.2.

                 "BCS" has the meaning set forth in the preamble.

                 "Carrier" means any entity that (1) on its own or through an Affiliate, provides local exchange carrier service. interexchange carrier service, local or international telephone service outside the United States, value added network services or on-line services, and/or resale of any of the foregoing, and (2) had annual revenues in the most recently completed fiscal year of at least $500 million. For purposes of this definition, "on-line services" refers to services that are used to enable end users to access electronic information and other services from multiple providers of information and other services, and are purchasable independent of other products or services of the provider, and excludes special-purpose vertical industry applications.

                 "Claim" means any pending or threatened claim, action, proceeding or suit by any Third Party.

                 "Confidential Information" means information not publicly available and given by one Party to the other Party or otherwise deemed to be Confidential Information pursuant to Section 10 of this Agreement.

                 "Damages" means any loss, debt, liability, damage, obligation. claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise).

                 "Dedicated Internet Services" has the meaning set forth in
Section 8.1.

                 "Discloser" means that Party which, in any particular instance, discloses its Confidential Information to the other Party or otherwise owes a duty of confidentiality to the other Party pursuant to Section 10.

                 "Documentation" shall mean Reseller Documentation and End User Documentation.

                 "Effective Date" has the meaning set forth in the preamble.





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
                 "End User Documentation" shall mean all documentation provided by BBN in the Territory for use by end users of its services in connection with the use and operation of the Services provided under this Agreement, including without limitation all marketing and other materials describing such services, as such documentation may be amended, modified or supplemented from time to time.

                 "Exclusive Territory" means (i) the continental United States, Alaska and Hawaii, and (ii) any other territory agreed to by the Parties in writing.

                 "Exclusivity Restrictions" has the meaning set forth in
Section 8.1.

                 "First Service Activation Date" means the earlier to occur of
(1) the first day of the calendar month in which AT&T first realizes revenues from the provision of services to AT&T Customers using the Services provided under this Agreement, or (2) September 1, 1995.

                 "Guaranteed Minimum" means the minimum annual payment amount AT&T is obligated to pay to BBN pursuant to Section 7.3.

                 "Indemnitee" means a Party claiming indemnification benefits under Section 13.1 or 13.2.

                 "Indemnitor" means a Party against whom an indemnification claim is made under Section 13.1 or 13.2.

                 "Intellectual Property Rights" shall mean all intangible property rights protectible by law throughout the world including all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including trade dress), trademark registrations and applications, service mark rights, service mark registrations and applications, patent rights (including the right to apply therefor), patent applications therefor (including the right to claim priority under applicable international conventions) and all patents issuing thereon, and inventions, whether or not patentable, together with all utility and design, know-how, specifications, trade names, mask-work rights, trade secrets, moral rights, author's rights, algorithms, rights in packaging, goodwill and other intangible property rights, as may exist now and/or hereafter come into existence, and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or of any other state, country or jurisdiction.

                 "Managed Connectivity Services" has the meaning set forth in
Section 2.1.1.





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                                      -4-

                 "Marks" shall mean trade names, logos, trademarks, trade devices, trade dress, service marks, symbols, abbreviations or registered marks, or contractions or simulations thereof, or any other indicia of origin.

                 "Party" means AT&T, individually, or BBN and BBN Planet, collectively.

                 "Parties" means AT&T, BBN and BBN Planet, collectively.

                 "Recipient" means that Party to this Agreement to which Confidential Information has been disclosed by the other Party or is otherwise owed a duty of confidentiality by the other Party pursuant to Section 10.

                 "Reseller Documentation" shall mean all documentation made available in the Territory by BBN for use by any reseller or distributor of services of the type comprising the Services to describe the methods and procedures used by BBN in the provisioning and support of users of services of the type comprising any of the Services provided under this Agreement, as such documentation may be amended, modified or supplemented from time to time.

                 "Sales Support Services" has the meaning set forth in Section 3.1.

                 "Secondary Territory" has the meaning set forth in Section
2.1.1.

                 "Secondary Territory Services" has the meaning set forth in
Section 2.1.1.

                 "Services" means Managed Connectivity Services and Value Added Services.

                 "Soft Landing Guarantees" has the meaning set forth in Section 7.3.1.

                 "Term" means the time period from the Effective Date to the earlier of (i) the five year anniversary of the First Service Activation Date, and (ii) such earlier date as of which this Agreement expires or is terminated pursuant to Section 9.2 or otherwise.

                 "Territory" means (i) the Exclusive Territory, and (ii) any other territory agreed to by the Parties in writing.

                 "Third Party" means an entity other than a Party or any Affiliate of a Party.

                 "Value Added Services" has the meaning set forth in Section 2.1.2.

                 "VAS Development Programs" has the meaning set forth in
Section 7.4.





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
                 "Year" means whichever of Year One, Year Two, Year Three, Year Four or Year Five is in effect at the time of the event being described.

                 "Year One" means the period from the First Service Activation Date to and including August 31, 1996.

                 "Year Two" means the one year period from September 1, 1996 to and including August 31, 1997.

                 "Year Three" means the one year period from September 1, 1997 to and including August 31, 1998.

                 "Year Four" means the one year period from September 1, 1998 to and including August 31, 1999.

                 "Year Five" means the one year period from September 1, 1999 to and including August 31, 2000.


2.       SERVICE DESCRIPTION


         2.1. Initial Description of the Services. From and after the First Service Activation Date, on the terms and subject to the conditions set forth in this Agreement, BBN Planet shall provide to AT&T the following services in the
Territory:


                 2.1.1. Managed Connectivity Services, which consist of the provision of dedicated access to the Internet to business customers and all related products and services offered or provided by BBN that facilitate such access, provided that in no event shall Managed Connectivity Services be deemed to include the provision of services that include dial-up access to the Internet directly to end users or other services that are not marketed by BBN as a standard or optional product feature of Managed Connectivity Services.
The initial Managed Connectivity Services shall comply with the description in
Schedule 2.1.1., including without limitation the functional, technical and performance requirements set forth in such schedule. From time to time, the Parties will agree on such modifications to the functional, technical and performance requirements for Managed Connectivity Services as are necessary to address requirements of AT&T Customers. At such times as BBN provides enhanced versions of Managed Connectivity Services, the Parties shall agree, for purposes of this Agreement, upon the functional, technical and performance requirements for such services, which requirements shall, at a minimum, ensure that such services comply with the minimum requirements in Section 2.2.





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

                 2.1.2. Value Added Services, consisting of the following services and products: (i) BBN's Site Patrol service, (ii) BBN's Internet Training Program (including any modified form of such program developed pursuant to Section 2.7), (iii) BBN's Web Advantage World Wide Web Services,
(iv) any services marketed or offered by BBN the development of which was funded in whole or in part by AT&T pursuant to Section 7.4, and (v) any other services or products marketed or offered by BBN Planet as a generally available service or product offering other than Managed Connectivity Services that stimulate demand for, or enhance the value or utility of, access to the Internet and are not subject to exclusive marketing relationships with Third Parties. The initial Value Added Services shall consist of the services described in clauses (i), (ii) and (iii) of the preceding sentence, and shall comply with the descriptions for each such service in Schedule 2.1.2, including without limitation the functional, technical and performance requirements set forth in such schedule. At such times as BBN provides additional Value Added Services, the Parties shall also agree, for purposes of this Agreement, upon the functional, technical and performance requirements for such services, which requirements shall, at a minimum, ensure that such services comply with the minimum requirements in Section 2.2.


         2.2. Minimum Requirements. The Managed Connectivity Services and Value Added Services provided by BBN under this Agreement shall at all times meet the following minimum requirements:


                 2.2.1. The Managed Connectivity Services and BBN's Site Patrol service provided by BBN under this Agreement shall be offered and provided with features and a level of quality that, on average and taken as a whole, equal or exceed that provided by other leading providers of Internet services offering comparable services in a substantial portion of the Territory. The Parties agree to work together on a broader range of offers as needed to address market demand for Dedicated Internet Services and Active Internet Security Services.


                 2.2.2. The Managed Connectivity Services and Value Added Services provided by BBN under this Agreement shall be offered and provided with features and a level of quality that equals or exceeds that which BBN offers or provides any other customer.


                 2.2.3. The Managed Connectivity Services and Value Added Services provided by BBN under this Agreement shall comply with all Documentation relating to the Managed Connectivity Services and Value Added Services offered or provided by BBN as of the Effective Date and as updated from time to time (provided that no such update may operate to have a material adverse impact on (i) any Managed Connectivity Service or Active Internet Security Services (including without limitation the level or quality of service provided to AT&T Customers), taken as a whole, without the prior written consent of AT&T, except to the extent necessary to deal with network emergencies and other circumstances beyond the control of BBN, in which case BBN shall consult with AT&T concerning such change as soon





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as reasonably practicable, or (ii) any other Services without providing AT&T with advance written notice of such changes as soon as reasonably practicable).


                 2.2.4. BBN shall not make any changes (i) in any Managed Connectivity Service or Active Internet Security Service that may reasonably be expected to have a material adverse impact on such Service (including without limitation the level or quality of service provided to AT&T Customers), taken as a whole, without the prior written consent of AT&T, except to the extent necessary to deal with network emergencies and other circumstances beyond the control of BBN, in which case BBN shall consult with AT&T concerning such change as soon as reasonably practicable, or (ii) in any other Services without providing AT&T with advance written notice of such changes as soon as reasonably practicable.


                 2.2.5.    Notwithstanding the foregoing provisions of this
Section 2.2, in no event shall BBN be responsible for any diminution in the quality of the Services, or any delay in the provision of the Services, to the extent caused by actions or omissions of AT&T or any local exchange carrier.


         2.3. Documentation. BBN represents that (1) Schedule 2.3 contains a true and complete list of all Documentation relating to the Managed Connectivity Services and Value Added Services offered or provided by BBN as of the Effective Date, and (2) true and complete copies of all such Documentation have been provided to AT&T prior to the Effective Date. In the event BBN decides to amend, modify or supplement any such Documentation, or creates new Documentation in connection with enhanced versions of Managed Connectivity Services or additional Value Added Services added pursuant to Section 2.1, BBN shall as soon as practicable provide AT&T with written notice of any such amendments, modifications, supplements or new Documentation, including copies of the foregoing.


         2.4.    License to Documentation and Other Intellectual Property
Rights.


                 2.4.1. BBN hereby grants (i) to AT&T and all AT&T Resellers a non-exclusive, royalty-free, worldwide license, with the right to sublicense to AT&T Resellers pursuant to this clause (i) and to AT&T Customers pursuant to clause (ii), by all means and in any media, whether now known or hereafter developed, to use, reproduce, distribute, make derivative works of, publicly display, publicly perform and demonstrate the Documentation in connection with the provision of the Services to AT&T and AT&T Customers in the Territory and in the Secondary Territory and in connection with the advertising, marketing and promotion of Services to be used within the Territory or within the Secondary Territory, and (ii) to AT&T Customers a non-exclusive, royalty-free, worldwide license, by all means and in any media, whether now known or hereafter developed, to use and reproduce the Documentation in connection with the use of any of the Services or Secondary Territory Services (provided that, without the written consent of BBN, AT&T Customers may only use


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
portions of Reseller Documentation, other than portions consisting of techniques or methods for marketing or selling the services and competitive information, to the extent reasonably necessary for AT&T and AT&T Resellers to market and sell the services). BBN warrants that it has, and will have, all necessary rights. title and interest in the Documentation. The license contained in this subsection 2.4.1, and any sublicenses granted pursuant to this subsection 2.4.1, shall commence on the Effective Date and shall continue in full force and effect throughout the Term, or for such longer period as the Services or Secondary Territory Services are provided to any AT&T Customer pursuant to Section 9.6.


                 2.4.2. Except as set forth in Schedule 2.4.2 or otherwise in this Agreement, BBN represents that no further licenses to any Intellectual Property Rights of BBN or any Third Party are required in connection with the marketing, offering, provision or use of the Services by AT&T or any AT&T Customer as contemplated by this Agreement as of the Effective Date. In the event that any such licenses are required in connection with the marketing, offering, provision or use of any Services or Secondary Territory Services as contemplated by this Agreement after the Effective Date, BBN shall grant to, and if applicable shall procure for, AT&T and AT&T Customers licenses on commercially reasonable terms, consistent with the requirements of Section 2.2 and Paragraph 4 of Schedule 7.1, under such Intellectual Property rights as are necessary in connection with such Services or Secondary Territory Services.


         2.5.    Right To Use BBN Marks.


                 2.5.1. BBN hereby grants to AT&T and any AT&T Reseller a royalty-free, nonexclusive, worldwide license, with the right to sublicense to AT&T Resellers, to use the BBN Marks during the term of this Agreement to use the BBN Marks in conjunction with the marketing, offering or provision of Services to be used within the Territory or within the Secondary Territory (including without limitation (i) on periodic statements, customer agreements and other communications to AT&T Customers, and (ii) in marketing and advertising and promotional communications). AT&T agrees that the use of any of the BBN Marks shall conform to the generally applicable standards reasonably set by BBN from time-to-time. AT&T agrees to cooperate with BBN in facilitating BBN's monitoring and control of the BBN Marks and to supply BBN with samples of use of the BBN Marks upon reasonable request by BBN. In the event BBN ceases to use a BBN Mark (other than one of the BBN Primary Marks), AT&T agrees to use reasonable efforts to promptly cease using such Mark following written notice from BBN. Such reasonable efforts shall include instructing its sales and marketing personnel to cease to use such Mark, and using reasonable efforts to cease use of any marketing or sales collateral that use such Mark, provided that BBN shall reimburse AT&T for the incremental expenses associated with modifying or replacing such collateral.





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                 2.5.2.    AT&T shall not claim ownership or any other rights
in the BBN Marks. Upon expiration or termination of this Agreement, AT&T agrees to cease and discontinue any further use of the BBN Marks within three
(3) months of the date of any such expiration or termination. Within three (3) months of the date of the termination of the Exclusivity Restrictions in
Section 8 (or, if AT&T notifies BBN in writing that it commits to continue to prominently identify BBN's role in the provision of Managed Connectivity Services as provided in Section 4.1, the date on which such commitment expires or terminates), AT&T's right to use the BBN Marks shall conform to reasonable guidelines generally applied by BBN to resellers or distributors of services of the type comprising the Services or Secondary Territory Services.


         2.6. AT&T Customer Information. BBN agrees to make all AT&T Customer Information collected by BBN available to AT&T upon reasonable notice without charge to AT&T, excluding Confidential Information required to be kept confidential pursuant to a confidentiality agreement between BBN and an AT&T Customer entered into at the request of the AT&T Customer. BBN will, to the extent consistent with the terms of any such confidentiality agreement, provide written notice to AT&T of restrictions imposed under such agreements.


         2.7. Additional Training. BBN, in collaboration with AT&T, will establish as a modified Value Added Service for AT&T technical and sales personnel and AT&T Customers, training in the Internet. AT&T reserves the right to establish an AT&T certification program for AT&T technical and sales personnel and AT&T Customers, provided that AT&T shall not be permitted to provide any Documentation or any modified form thereof to any current or prospective AT&T Customer in conjunction with such AT&T certification program or any similar program without the written consent of BBN (which shall not be unreasonably withheld to the extent such program does not compete with any Value Added Service).


         2.8. Coordination with Respect to AT&T Customers. BBN and BCS will coordinate to develop processes reasonably designed to avoid marketing by BBN or BCS of Services to existing customers of the other Party. The foregoing sentence is intended as an expression of intent between the Parties in order to maximize efficiency for both Parties. This Section shall not be construed to prohibit either Party from marketing or selling any services to any Third Party (including existing customers of AT&T or BBN), except that (i) BBN shall not market or sell Managed Connectivity Services to any AT&T Customer Site except pursuant to this Agreement, (ii) BBN will not target the marketing of Value Added Services to any AT&T Customer Site in competition with AT&T's marketing of Value Added Services (subject to compliance with the coordination processes developed pursuant to the first sentence of this Section 2.8), and (iii) BBN will take reasonable measures such that BBN sales personnel will not target sales of Value Added Services to any AT&T Customer Site in competition with AT&T's marketing of Value Added Services (subject to compliance with the coordination

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
processes developed pursuant to the first sentence of this Section 2.8). For purposes of this Section 2.8. an "AT&T Customer Site" shall be, with respect to any AT&T Customer, any identifiable portion of such entity (whether defined by location, business unit, functional responsibility or otherwise) that has purchased Managed Connectivity Services from AT&T pursuant to this Agreement.


         2.9. BBN Liability for Affiliate Obligations. BBN shall remain primarily liable for all obligations of its Affiliates, including BBN Planet, pursuant to this Agreement, except that BBN (and not BBN Planet) shall be relieved from such liability in the event BBN Planet undergoes a material change in ownership or control through acquisition by or merger with an Acquiring Entity (as defined in Section 9.2) and such Acquiring Entity meets the conditions set forth in clause (B) of Section 9.2 for precluding AT&T from having the right to cancel this Agreement by virtue of such acquisition or merger.


         2.10. Forecasts. BBN agrees to coordinate with AT&T to estimate the level and location of demand and traffic for Services during the term of this Agreement. In that connection, no later than the 15th day of each month of each year during the term of this Agreement, AT&T shall provide BBN its projected requirements for Services, indicating amounts, types, and location, during the following three calendar months. These forecasts shall be used for the planning convenience of BBN and shall not be binding upon AT&T, but BBN intends to use the forecasts to estimate needed staffing, network provisioning, and product levels for its performance of the terms of this Agreement and shall only be responsible for using commercially reasonable efforts to satisfy demand to the extent it materially exceeds such forecasts. AT&T shall provide its initial projected requirements for Services for the period from the First Service Activation Date through September 30, 1995 as soon as practicable following the Effective Date. All forecasts provided under this Section 2.10 shall be treated as Confidential Information of AT&T pursuant to Section 10.


         2.11. Provision of Services Outside the Exclusive Territory. In any area outside the Exclusive Territory in which BBN or one of its Affiliates directly or through a franchisee (i) markets or sells services comparable to the Services ("Secondary Territory Services") to end users of such services, (ii) has a sales representatives located within or assigned to such location with respect to the marketing or selling of Secondary Territory Services to end users, or (iii) has a BBN Point of Presence in such location (the areas referred to in clauses (i), (ii) and (iii) are referred to herein as the "Secondary Territory"), BBN agrees to provide such Secondary Territory Services in such location to AT&T for resale to AT&T Customers on price and other terms generally offered by BBN to its customers in such location. The provision of services under this Section 2.11 by BBN or one of its Affiliates directly shall be subject to the applicable discount percentages at which Services are then being sold to AT&T under this Agreement pursuant to Schedule 7.1, but shall not be governed by the requirements of Section 2.2.1 or Paragraph 4(C) of Schedule 7.1. The provision of services under this

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

Section 2.11 by BBN or one of its Affiliates through a franchisee shall be the subject of negotiation among AT&T, BBN and the franchisee, and shall not be governed by the requirements of Section 2.2.1 or Paragraph 4 of Schedule 7.1. Secondary Territory Services shall be made available to AT&T on price and other terms and conditions at least as favorable as those on which BBN makes such services available in such location to any other United States-based reseller or distributor of BBN. Purchases in any Year by AT&T pursuant to this Section 2.11 may be used to satisfy a maximum of 25% of the applicable Guaranteed Minimum under Section 7.3 in such Year.


3.       SALES SUPPORT SERVICES


         3.1. Pre-Sale Support and Post-Sale Implementation Support. From and after the Effective Date, BBN Planet shall offer and provide pre-sale support and post-sale implementation support services ("Sales Support Services") to AT&T technical personnel and sales channels as specified in Schedule 3.1, including assisting AT&T personnel in acquiring skills that are necessary or useful in the provision of the foregoing services. Sales Support Services shall not include services offered or provided by BBN to its customers as part of Managed Connectivity Services. In providing Sales Support Services under this Agreement, BBN shall at all times provide Sales Support Services that are at a level of quality and service that, on average and taken as a whole, equals or exceeds that provided by other leading providers of Internet services offering comparable services in the Territory and that are at least equal in quality and level of service to comparable services offered by BBN to any of its other resellers or distributors of services of the type comprising the Services. All Sales Support Services shall be provided in compliance with methods and procedures to be agreed upon by AT&T and BBN.


         3.2. AT&T Sales Support Department. BBN shall create and manage an AT&T Sales Support Department exclusively for the purpose of providing Sales Support Services under Section 3.1. BBN shall adequately staff the AT&T Sales Support Department with knowledgeable, experienced and trained Internet professionals capable of providing support to the AT&T technical personnel and sales channels and customer care to AT&T Customers consistent with the requirements of Section 3.1. All such professionals shall be employed on a dedicated, full-time basis to support the activities contemplated under Section 3.1, except for BBN employees assigned by BBN from time to time in order to assist the AT&T Sales Support Department on a part-time basis, where the use of such employees would be more efficient than the use of dedicated employees or where such employees would perform work that could not be performed by the dedicated Sales Support Services employees, and with respect to whom BBN gives AT&T a timely accounting.


         3.3. Funding Through September 30. 1995. Through September 30, 1995, AT&T shall fund the operations of the AT&T Sales Support Department at a rate of $12,500 per


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
month for each full-time professional, and $80 per hour for each part-time employee assigned to the AT&T Sales Support Department pursuant to Section 3.2, at a staffing level that is reasonably required to support the anticipated demand for Sales Support Services under this Agreement. AT&T shall also reimburse BBN for reasonable travel and other out-of-pocket expenses incurred in connection with Sales Support Services requested by AT&T, provided that BBN shall use good business judgment to minimize such expenses. AT&T's obligation to fund the operations of the AT&T Sales Support Department under this Section
3.3 (including BBN's expenses) shall not exceed an aggregate maximum of SI million. BBN shall fund all other expenses associated with the AT&T Sales Support Department during this period.


         3.4. Funding After September 30.1995. From and after October 1, 1995, AT&T shall fund the operations of the AT&T Sales Support Department at a rate of $12,500 per month for each full-time professional, and $80 per hour for each part-time employee, assigned to the AT&T Sales Support Department pursuant to Section 3.2, which staffing level shall be set at a level that is reasonably required to support the anticipated demand for Sales Support Services under this Agreement, as agreed by AT&T and BBN (i) for the period from October 1, 1995 through January 1, 1996, by September 15, 1995, and (ii) for the period after January 1, 1996, not less than 90 days in advance. AT&T shall also reimburse BBN for reasonable travel and other out-of-pocket expenses incurred in connection with Sales Support Services requested by AT&T, provided that BBN shall use good business judgment to minimize such expenses. BBN shall fund all other continuing expenses associated with the AT&T Sales Support Department during this period.


4.       AT&T RIGHTS AND RESPONSIBILITIES


         4.1.    AT&T Use and Sale of Services.


                 4.1.1. AT&T may use the Services made available to it pursuant to this Agreement for any lawful purpose, including without limitation for its own account, for resale to AT&T Customers or for resale to Third Parties for further resale or distribution (such Third Parties are referred to herein as "AT&T Resellers"), either alone or in combination with any other products or services. Services offered by AT&T that incorporate Managed Connectivity Services made available to it pursuant to this Agreement shall, at AT&T's discretion, be branded exclusively as AT&T services or otherwise as AT&T shall determine, provided that, for so long as the Exclusivity Restrictions in
Section 8 continue under this Agreement, AT&T shall, where reasonably practicable in the Territory, prominently identify BBN's role in the provision of Managed Connectivity Services provided under this Agreement. AT&T shall specify the design of any user interface associated with any Managed Connectivity Services, consistent with the preceding sentence. AT&T shall have complete discretion to determine the prices to be charged to AT&T Customers for the Services provided under this Agreement. Subject to the provisions of
Section 4.4, AT&T shall also have complete discretion to


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

determine the other terms and conditions on which AT&T makes such Services available to AT&T Customers. Except as otherwise provided in this Agreement (including without limitation pursuant to Section 5.6), and except as reasonably necessary for BBN to assist AT&T during the introduction of AT&T Internet services under this Agreement, AT&T shall provide the primary interface to AT&T Customers in connection with the marketing, offering or provision of AT&T services that incorporate the Services, including (a) providing first tier support for Services provided to AT&T Customers; and (b) handling communications to and business relations with AT&T Customers related to contractual agreements, handling invoicing and payment matters, and handling inquiries and questions from AT&T Customers about Services.


                 4.1.2. Notwithstanding Section 4.1.1, unless the parties otherwise agree, Value Added Services will be marketed and sold under this Agreement as BBN-branded products and pursuant to agreements between BBN and AT&T Customers, but will, where practicable, be billed by AT&T. The Parties will agree on the extent to which it would be appropriate for AT&T to provide the primary interface to AT&T Customers for Value Added Services where BBN enters into an agreement directly with an AT&T Customer for the provision of such Services.


         4.2. Use of AT&T Marks. Except as provided herein or by advance written consent of AT&T, BBN agrees not to (i) display or use, in advertising or otherwise, any of AT&T's Marks, (ii) permit any Affiliate to display or use any of AT&T's Marks, or (iii) give its permission to the display or use of any of AT&T's Marks by any Third Party. Any use by BBN of any of AT&T's Marks shall be subject to AT&T's advance approval in writing, in its discretion, subject to compliance with guidelines provided by AT&T. BBN shall not claim ownership or any other rights in any of AT&T's Marks. Upon termination or expiration of this Agreement, any and all rights or privileges granted by AT&T to BBN to use any of AT&T's Marks shall immediately expire and BBN shall immediately discontinue the use of AT&T's Marks. Nothing herein shall preclude BBN from making factual references to AT&T in governmental filings. disclosure documents, and other public statements, as provided under Sections 10 and 19.8.


         4.3. Introductory Marketing Campaign. AT&T shall conduct a high-profile marketing campaign in support of the introduction of AT&T Internet services using the Services provided under this Agreement as soon as reasonably practicable following the Effective Date. In connection with such marketing activities, AT&T shall prominently mention BBN's role in the provision of such services. AT&T shall consult with BBN as appropriate in connection with such campaign. AT&T shall design, establish, and fund such promotional activities in its discretion based upon internal AT&T business considerations, including the appropriateness of the channels for such services, the likely return from such expenditures, and other marketing efforts being conducted by AT&T, and shall devote a level


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
of resources to such marketing campaign consistent with the level of resources BCS devotes to the introduction of other comparable high profile new product offerings marketed principally to its data communications customers.


         4.4.    Provisions Applicable to End Users.


                 4.4.1. AT&T's Use of Services. AT&T's use of Services in AT&T's capacity as an end user of Services for its own account shall be governed by Schedule 4.4.1.


                 4.4.2. Agreements with AT&T Customers Other than AT&T. AT&T's agreements with AT&T Customers relating to the provision of Services shall comply with Schedule 4.4.2.


5.       INFRASTRUCTURE


         5.1.    Use of AT&T Equipment and Facilities. In providing the
 Services to AT&T under this Agreement, BBN shall purchase infrastructure, equipment, facilities and services necessary for the transmission of data (collectively, "Infrastructure") from AT&T provided (i) BBN is not restricted from purchasing such Infrastructure from AT&T under contractual obligations binding on BBN at the time the purchase decision is being considered, (ii) such Infrastructure meets BBN's reasonable functional, technical and performance requirements, and (iii) AT&T offers such Infrastructure to BBN at a price and on terms and conditions that, on average and taken as a whole, are competitive as compared to those offered to BBN in good faith by other leading providers of infrastructure, equipment, facilities and services similar to the Infrastructure at the time AT&T makes its offer.


         5.2. Provisioning of Customers. In connection with the provision of Managed Connectivity Services hereunder, AT&T shall assume primary responsibility for providing, at AT&T's expense or the expense of the AT&T Customer, (i) connectivity between the AT&T Customer's premises and any BBN Point of Presence listed in Schedule 5.2 (as such schedule may be modified or supplemented from time to time) that is selected by AT&T, subject to Section 5.3, and (ii) unless the AT&T Customer otherwise determines, any standard commercial, off-the-shelf premises equipment required in connection with the Services. To the extent the Benchmark Prices in Schedule 7.1 include the provision of such services and equipment, such prices shall be adjusted to take into account a fair allocation for the exclusion of such services and equipment, provided that such adjustments (or, if any Benchmark Prices in Schedule 7.1 are already adjusted to take into account the exclusion of such services or equipment, the amount of such adjustment already taken into account in such price) shall be counted in calculating AT&T's compliance with the Guaranteed Minimums under Section 7.3 of this Agreement, except that, if AT&T sells equipment contemplated by subclause (ii) in the first sentence of this Section
5.2 to such AT&T Customer, no such adjustment in respect of


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
such equipment shall be counted in calculating AT&T's compliance with the Guaranteed Minimums, and provided further that the amount of any such adjustment in respect of subclause (i) in the first sentence of this Section
5.2 counted in calculating AT&T's compliance with the Guaranteed Minimums shall be equal to the differential, if any, between the price (or adjusted price) of the service actually purchased by AT&T from BBN and the Benchmark Price that would apply based on the manner in which BBN, following its own standard practices, would have provisioned such service.


         5.3. Interconnection with BBN Facilities. AT&T and BBN shall coordinate with respect to (1) the definition of the interfaces between the AT&T network and the BBN network at the BBN Points of Presence, (2) the management of traffic routed by AT&T from the premises of AT&T Customers to BBN Points of Presence, and (3) access by BBN to the AT&T network for the purposes of providing Services under this Agreement to AT&T Customers. AT&T, in its discretion, in consultation with BBN, shall establish the policies governing management and provisioning of the AT&T network to the extent it is used to support AT&T Customers, including without limitation addressing schemes. BBN shall be responsible for the day-to-day management of the network relating to the provision of Services, including monitoring and taking the actions necessary to remedy problems with, or disruption of, the Services. AT&T will reimburse BBN for incremental expenses incurred by BBN as a result of complying with policies established by AT&T.


         5.4. Customer Transfers. At any time after the Exclusivity Restrictions in Section 8 no longer continue under this Agreement, and subject to AT&T's obligations under Section 7.3, AT&T shall have the right to migrate the provisioning of Dedicated Internet Services to any AT&T Customer of Managed Connectivity Services such that such services are provided directly by AT&T or on AT&T's behalf by a Third Party. BBN shall provide all reasonable cooperation in support of a seamless, minimally disruptive migration of such AT&T Customers in connection with such services (including without limitation any necessary transfer of customer addresses), and the Parties shall structure the provisioning of Managed Connectivity Services during the Term in a manner designed to facilitate such migration. In consideration for the foregoing, AT&T shall pay BBN (i) for any migration that occurs during the Term, a Customer Transition Services Fee equal to 1.5 times the Closing Average Monthly Revenue with respect to each such AT&T Customer, and (ii) for any migration that occurs at any time (whether during or after the Term) any reasonable direct expenses incurred by BBN in connection with such migration. The "Closing Average Monthly Revenue" with respect to any AT&T Customer transferred pursuant to the prior sentence shall be an amount equal to the average of the monthly payments made by AT&T to BBN pursuant to Schedule 7.1 in respect of such AT&T Customer during the six-month period (or such shorter period as such AT&T Customer shall have received Services pursuant to this Agreement) preceding such transfer for Dedicated Internet Services to be provided by AT&T (or by a Third Party on behalf of AT&T) following such transfer (or, in the case of AT&T Customers that paid in





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
advance for Services provided during and after such six-month (or shorter) period, the average monthly revenue accrued by BBN in respect of such AT&T Customer in respect of Services provided during such six-month (or shorter) period. In no event shall AT&T's liability for Customer Transition Services Fees under this Section 5.4 exceed $75 million in the aggregate. In the event any AT&T Customer with respect to which AT&T has paid BBN a Customer Transition Services Fee terminates its relationship with AT&T and purchases Dedicated Internet Services directly or indirectly from BBN within a period of one year of the related transfer, BBN shall refund to AT&T the Customer Transition Services Fee paid with respect to such AT&T Customer.


         5.5. Repurchase of Assets. At any time during the Term after Year Three (or within ninety (90) days after the Term if this Agreement is terminated prior to the conclusion of Year Five), (1) BBN shall have the option to sell to AT&T (and if such option is exercised, AT&T shall purchase), and (2) AT&T shall have the option to purchase from BBN (and if such option is exercised, BBN shall sell), in either case upon 90 days' advance written notice, at fair market value (but not less than BBN's net book value for such equipment, in no event to be calculated on a depreciation basis that is less rapid than three-year straight-line depreciation) those network infrastructure assets consisting of routers, brouters, DSUs, CSUs and servers that were paid for and owned by BBN during the Term of the Agreement and were used primarily for the purpose of providing Managed Connectivity Services to those AT&T Customers that have (or are intended, contemporaneously with the purchase and sale of equipment under this Section 5.5, to be) transferred to an AT&T service. If the Parties are unable to agree upon a fair market valuation for any or all assets, a mutually agreed upon independent appraiser shall be appointed by the Parties to determine the fair market value of such assets. The cost of the independent appraiser shall be borne equally by the Parties. If the Parties cannot agree upon an independent appraiser, one shall be appointed by an independent accounting firm jointly selected by the Parties. In the event AT&T exercises its option pursuant to (2) above, AT&T shall reimburse BBN for reasonable travel expenses and labor costs incurred at AT&T's request in connection with putting AT&T in operating control of such assets.


         5.6. Interfaces. The Parties shall develop methods and procedures, and associated interfaces, for cooperating on a "seamless" basis in all areas relating to the marketing and provision of the Services, including without limitation order processing, customer care, network monitoring and maintenance, problem resolution, and billing. AT&T shall fund and own any electronic interfaces that are uniquely developed to support the cooperation contemplated under this Section 5.6, and BBN shall have the right to use such interfaces in connection with the performance of this Agreement. The Parties shall use commercially reasonable efforts to agree on an initial plan to accomplish the foregoing, including appropriate training of each other's employees, by no later than the First Service Activation Date. At any





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
time during the Term, BBN will cooperate with AT&T in connection with inquiries concerning potential problems affecting any aspect of the provision of the Services.


6.       GEOGRAPHIC SCOPE.


         6.1. Service Territory. BBN agrees to make the Services available to AT&T Customers throughout the Territory consistent with the provisions of this Agreement on a continuous basis throughout the Term. The Parties agree that prior to September 1, 1995, the offering of the Services shall be targeted to customers in up to five metropolitan areas to be identified by AT&T and BBN. Prior to such date, BBN's obligation with respect to all other areas within the Territory shall be to use commercially reasonable efforts to provide the Services to select AT&T Customers designated by AT&T consistent with the provisions otherwise applicable under this Agreement.


         6.2. Expansion. During the Term of this Agreement, the Parties intend to explore opportunities in areas not included in the Territory as defined in this Agreement. Notwithstanding the foregoing, neither Party shall have any obligation to expand the Territory to include any areas beyond those initially included in this Agreement or, except for Secondary Territory Services contemplated in Section 2.11, any obligation to offer or purchase services outside the Territory.


7.       PRICING AND PAYMENT


         7.1. Pricing. During the Term, AT&T shall pay BBN for the Services according to the schedule set forth in Schedule 7.1.


         7.2.    Payments to BBN.


                 7.2.1. Except as modified during Years One and Two pursuant to Section 7.2.2., AT&T shall pay BBN for the Services and Sales Support Services as provided in this Section 7.2.1. Within ten (10) business days after the end of each calendar month, BBN shall provide AT&T a statement of Amounts Due for all Services provided during such calendar month pursuant to
Section 7.1 and all Sales Support Services provided during such calendar month pursuant to Section 3. For purposes of such statement, "Amounts Due" shall include fees for installations performed during such month, all annual fees commencing in such month (to the extent AT&T bills the AT&T Customer for such Services on an annual basis, subject to adjustment in the event fees are later refunded to such AT&T Customer due to a termination of Services prior to the expiration of the period for which any such prepayment is made), and a pro rata portion of annual fees for Services provided during such month (to the extent AT&T bills the AT&T Customer for such Services on a monthly basis). Such statement shall include a complete and accurate written accounting, and shall be in such electronic or paper format as





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
AT&T shall reasonably request. AT&T shall pay BBN for such Services and Sales Support Services, net of any credits or adjustments due pursuant to this Agreement, by check or wire transfer within forty-five (45) days of the date of receipt of BBN's statement. Such payment shall be accompanied by a complete and accurate written accounting of any credits or adjustments taken pursuant to this Agreement.


                 7.2.2. During Years One and Two, the payment process set forth in Section 7.2.1 with respect to the Services shall be modified as provided in this Section 7.2.2. For each calendar month, in lieu of payment for actual Amounts Due during such month as provided in Section 7.2.1, AT&T shall pay BBN equal monthly installments of the Guaranteed Minimum for the Year in which such month occurs. Following the period from the First Service Activation Date to and including November 30, 1995, and each successive three-calendar month period during Years One and Two, AT&T shall also make such additional payments to BBN as are necessary to pay in full the actual Amounts Due for each of the three months during such period (or, if credits or adjustments taken pursuant to this Agreement or other events affecting the Guaranteed Minimums pursuant to Section 7.3.3 result in a balance owing in AT&T's favor for such period, BBN shall make such payment to AT&T as is necessary to pay such balance in full).


         7.3.    Guaranteed Minimums.


                 7.3.1. Guarantee Amounts. Except as provided below, AT&T agrees to purchase the following minimum dollar amounts of Services from BBN during Years One, Two and Three of this Agreement (based upon amounts paid by AT&T to BBN under Schedule 7.1 that are either (i) paid in respect of Services provided during the applicable period, but including for this purpose amounts otherwise deducted from payments to BBN pursuant to Schedule 7.1 or adjustments made or deemed made pursuant to Section 5.2, or (ii) prepaid by AT&T at its option in respect of Services to be provided by BBN during the Year following Year in which such prepayment is made):

                          For Year One,       $20 million
                          For Year Two,       $40 million
                          For Year Three,     $60 million

In addition, in the event this Agreement continues in effect until the end of Year Three, and AT&T and BBN have not agreed to extend their relationship by virtue of AT&T's unwillingness to continue this Agreement past Year Three on terms that are as favorable or more favorable to it than are initially provided under this Agreement for Years One through Three, AT&T shall also purchase the following minimum amounts of Services (calculated as provided above for Years One, Two and Three) from BBN during Years Four and Five of this Agreement (the "Soft Landing Guarantees"):





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
                          For Year Four,   An amount equal to the lesser of (1)
                                           to the extent BCS (or any Third
                                           Party on behalf of BCS) continues to
                                           receive revenues from Dedicated
                                           Internet Services during Year Four
                                           (measured by the prices that would
                                           be payable under Section 7.2 to BBN
                                           during Year Four in respect of such
                                           services had such services been
                                           provided pursuant to this
                                           Agreement), two-thirds (2/3) of the
                                           total amount paid by AT&T to BBN in
                                           respect of Managed Connectivity
                                           Services pursuant to Section 7.1 in
                                           respect of Year Three (excluding
                                           payments in respect of AT&T
                                           Customers who are not AT&T
                                           Customers, or otherwise customers of
                                           AT&T, for Dedicated Internet
                                           Services at any time during Year
                                           Four, or AT&T Customers who become
                                           BBN customers, and not AT&T
                                           Customers, for Dedicated Internet
                                           Services at any time during Year
                                           Four), and, if zero or a positive
                                           number, (2) an amount equal to (A)
                                           the total amount paid by AT&T to BBN
                                           in respect of Managed Connectivity
                                           Services pursuant to Section 7.1 in
                                           respect of Year Three (excluding
                                           payments in respect of AT&T
                                           Customers who are not AT&T
                                           Customers, or otherwise customers of
                                           AT&T for services comparable to the
                                           Services, at any time during Year
                                           Four, or AT&T Customers who become
                                           BBN customers, and not AT&T
                                           Customers, for Dedicated Internet
                                           Services at any time during Year
                                           Four), less (B) the amount by which
                                           the total revenues earned by BBN in
                                           respect of the sale of all Value
                                           Added Services to AT&T Customers
                                           (including AT&T) and former AT&T
                                           Customers who purchase Services
                                           directly or indirectly from BBN
                                           during Year Four exceeds the total
                                           revenues earned by BBN in respect of
                                           the sale of all Value Added Services
                                           to such customers during Year Three.

                          For Year Five,   An amount equal to the lesser of (1)
                                           to the extent BCS (or any Third
                                           Party on behalf of BCS) continues to
                                           receive revenues from Dedicated


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

                                           Internet Services during Year Five
                                           (measured by the prices that would be
                                           payable under Section 7.2 to BBN
                                           during Year Five in respect of such
                                           services had such services been
                                           provided pursuant to this Agreement),
                                           one-third (1/3) of the total amount
                                           paid by AT&T to BBN in respect of
                                           Managed Connectivity Services
                                           pursuant to Section 7.1 in respect of
                                           Year Three (excluding payments in
                                           respect of AT&T Customers who are not
                                           AT&T Customers, or otherwise
                                           customers of AT&T for Dedicated
                                           Internet Services, at any time during
                                           Year Five, or AT&T Customers who
                                           become BBN customers, and not AT&T
                                           Customers, for Dedicated Internet
                                           Services at any time during Year
                                           Five), and, if zero or a positive
                                           number, (2) an amount equal to (A)
                                           the total amount paid by AT&T to BBN
                                           in respect of Managed Connectivity
                                           Services pursuant to Section 7.1 in
                                           respect of Year Three (excluding
                                           payments in respect of AT&T Customers
                                           who are not AT&T Customers, or
                                           otherwise customers of AT&T for
                                           services comparable to the Services,
                                           at any time during Year Five, or AT&T
                                           Customers who become BBN customers,
                                           and not AT&T Customers, for Dedicated
                                           Internet Services at any time during
                                           Year Five), less (B) the amount by
                                           which the total revenues earned by
                                           BBN in respect of the sale of all
                                           Value Added Services to AT&T
                                           Customers (including AT&T) and former
                                           AT&T Customers who purchase Services
                                           directly or indirectly from BBN
                                           during Year Five exceeds the total
                                           revenues earned by BBN in respect of
                                           the sale of all Value Added Services
                                           to such customers during Year Four.

For purposes of this Section 7.3.1, charges for access from the premises of any AT&T Customer to the applicable point of presence that are purchased from a Third Party and passed through to the AT&T Customer shall not be counted toward the Guaranteed Minimums.


                 7.3.2. Payments of Guaranteed Minimums. In the event that the aggregate amounts paid pursuant to Section 7.2 in any Year do not equal or exceed the Guaranteed





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                                      -21-

Minimum amounts set forth in subsection 7.3.1, within ninety (90) days after the end of each applicable Year:


                          7.3.2.1.    except as provided in clause (ii), AT&T
shall pay to BBN an amount equal to one hundred percent (100%) of the amount by which such amounts paid fall below such Guaranteed Minimum for the applicable Year, and


                          7.3.2.2.    in the case of Year Three, if and to the
extent the aggregate amount of BCS's sales of Dedicated Internet Services and Active Internet Security Services to its customers (measured by the prices that would be payable under Section 7.2 to BBN in respect of such services during Year Three had all such services been provided pursuant to this Agreement), pursuant to this Agreement or otherwise (such aggregate amount referred to herein as the "Aggregate BCS DIS/IASS Amount"), falls below the Guaranteed Minimum for Year Three, AT&T shall pay to BBN (A) 100% of the amount equal to
(x) the Aggregate BCS DIS/IASS Amount, less (y) BCS's total actual payments for Services under Section 7.2 to BBN in respect of Year Three, plus (B) an amount (not to exceed $15 million) equal to thirty-three percent (33 )%) of the amount by which the Guaranteed Minimum for Year Three exceeds the Aggregate BCS DIS/IASS Amount. If with respect to Year Three amounts paid pursuant to
Section 7.2 exceed $60 million, but do not equal or exceed the Additional Guaranteed Minimums (if any), AT&T shall pay to BBN an amount equal to one hundred percent (100%) of the amount by which such amounts paid fall below such Additional Guaranteed Minimums.


                 7.3.3. Conditions to AT&T Obligations. AT&T's obligations under this Section 7.3(i) shall be excused to the extent that AT&T does not purchase the Guaranteed Minimum during any, Year as a result of any breach by BBN of its obligations to provide the Services and Sales Support Services to AT&T under this Agreement, including without limitation the obligation to provide Services including the features, and with the quantity, quality and timing, required under this Agreement, provided that AT&T shall, in each case, have given BBN prompt written notification of such breach, and (ii) shall terminate to the extent not theretofore earned through the provision of Services hereunder with respect to any Year if this Agreement is terminated for any reason other than as a result of a breach hereof by AT&T prior to the conclusion of such Year. In addition, AT&T's obligation with respect to the Soft Landing Guarantees shall automatically terminate in their entirety if (i) the Exclusivity Restrictions in Section 8 do not continue during Year Two, (ii) the Exclusivity Restrictions in Section 8 do not continue during Year Three pursuant to Section 8.3.4 or (iii) any Carrier other than AT&T acquires an aggregate beneficial ownership of 15% or more of the outstanding voting securities of BBN (or any successor company or any Affiliate having control of BBN) or BBN Planet and that Carrier also has a right to appoint or cause to be appointed or elected a director of BBN (or any successor company or any Affiliate having control of BBN) or BBN Planet.





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


         7.4. Funding of BBN Applications Development. During Year One, Year Two and Year Three, AT&T will fund development or acquisition by BBN of applications and services designed to stimulate demand for, or enhance the value or utility of, access to the Internet, that are designed to operate in conjunction with the Managed Connectivity Services (the development or acquisition of such applications or services are referred to herein as "VAS Development Programs"). BBN shall provide AT&T with advance written notice (which written notice shall, subject to Section IO, be treated as Confidential Information of BBN) of any VAS Development Program to be funded under this
Section 7.4, together with a projected budget covering the anticipated expenses to be associated with such program. AT&T shall fund expenses to such programs based on BBN's internal cost accounting system (and accounting for time on a basis consistent with that applicable to BBN's cost-plus contracts with the Federal government). BBN shall provide a complete accounting of the expenses associated with each such program within 30 days of the completion of the program (or upon reasonable request by AT&T during the period of the program), and the Parties shall make appropriate payments necessary to "true up" funding by AT&T to the actual expenses. AT&T shall be obligated to fund VAS Development Programs pursuant to this Section 7.4 in the amounts specified in Schedule 7.4. AT&T shall not claim ownership in any Intellectual Property Rights developed by BBN pursuant to any VAS Development Program by virtue of the fact that AT&T has funded such development pursuant to this Section 7.4.


8.       EXCLUSIVITY


         8.1. Year One. Except as otherwise provided in Section 8.4, during the period from the Effective Date through the conclusion of the Year One, (1) neither BBN nor any of its Affiliates shall (A) market, offer or provide Dedicated Internet Services or Active Internet Security Services within the Exclusive Territory to or in conjunction with any Carrier, or (B) agree with any Carrier to license any BBN Mark for use in connection with any Dedicated Internet Services or Active Internet Security Services to be provided within the Exclusive Territory, and (2) BCS shall not (1) purchase Dedicated Internet Services or Active Internet Security Services for resale to customers within the Exclusive Territory from any entity other than BBN or one of BBN's Affiliates, or (2) provide Dedicated Internet Services or Active Internet Security Services within the Exclusive Territory other than as contemplated by this Agreement. Subject to Section 8.4, "Dedicated Internet Services" means services consisting of the provision of access to the Internet to business customers that use such access solely for their own account using only dedicated telecommunications facilities between such customers, premises and the facilities of the service provider, and excludes any service involving dial-up access to the Internet. Subject to Section 8.4, "Active Internet Security Services" means services provided in conjunction with Dedicated Internet Services that enhance the security of customer data processing and network facilities from unauthorized access through the Internet and are actively monitored and managed remotely on a continuous basis by operations


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
personnel of the service provider. BCS's obligations under this Section 8.1 shall be excused on a case-by-case basis where required due to a breach by BBN of any of its obligations to provide the Services to AT&T under this Agreement, including without limitation the obligation to provide Services including the features, with the quantity, quality and timing, required under this Agreement, provided that AT&T shall, in each case, have first given BBN prompt written notification of such breach and an opportunity to cure such breach on a prompt basis in light of the circumstances. The restrictions on each Party contained in this Section 8.1 are referred to herein as the "Exclusivity Restrictions."


         8.2. Year Two. If prior to the first day of Year Two AT&T shall have delivered written notice to BBN of its election to increase the Guaranteed Minimums for Year Two pursuant to Section 7.3.1 to $100 million, in lieu of the Guaranteed Minimum otherwise in effect for Year Two, then the Exclusivity Restrictions shall continue in full force and effect until the conclusion of Year Two. If AT&T shall not have delivered such a notice, then BBN shall have the right at any time prior to the end of Year Two, upon 90 days' prior written notice to AT&T, to elect not to continue the Exclusivity Restrictions under this Agreement. If BBN provides such a notice to AT&T, the Exclusivity Restrictions shall terminate on the ninety-first (91st) day following the date of actual receipt of such notice by AT&T. Notwithstanding the foregoing, if, pursuant to
Section 8.3.1, the Parties determine to extend the Exclusivity Restrictions until the conclusion of Year Three, BBN shall have no further right to elect to terminate such restrictions in accordance with this Section 8.2 and any notice delivered by BBN pursuant to this Section 8.2 but not yet effective shall be deemed rescinded and nullified.


         8.3. Year Three. If the Exclusivity Restrictions are continuing, the Parties shall have discussions for the purpose of deciding, on or before January 31, 1997, whether to extend such restrictions until the conclusion of Year Three. The following shall become effective depending on the outcome of such discussions (unless the Parties otherwise agree in writing):


                 8.3.1. If AT&T and BBN both indicate their desire to extend the Exclusivity Restrictions, the Exclusivity Restrictions shall be extended for the duration of Year Three, and there shall be no other effect upon any of the terms and conditions of this Agreement.


                 8.3.2. If AT&T and BBN both indicate their desire not to extend the Exclusivity Restrictions, the Exclusivity Restrictions shall not be extended past the conclusion of Year Two, and there shall be no other effect upon any of the terms and conditions of this Agreement.


                 8.3.3. If AT&T indicates its desire not to extend the Exclusivity Restrictions and BBN indicates its desire to extend the Exclusivity Restrictions, the Exclusivity Restrictions shall not be extended past the conclusion of Year Two, and the Guaranteed Minimum payment


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                                      -24-
under Section 7.3.1 for AT&T for Year Three shall be the Guaranteed Minimum in effect for such Year prior to the outcome of the discussions plus 50% of the amounts in excess of such Guaranteed Minimum (such amounts in excess of such Guaranteed Minimum referred to herein as the "Additional Guaranteed Minimum") that would be payable under Section 7.2 to BBN in respect of Dedicated Internet Services and Active Internet Security Services if BCS had continued to provide all such services to its customers pursuant to this Agreement.


                 8.3.4. If AT&T indicates its desire to extend the Exclusivity Restrictions and BBN indicates its desire not to extend the Exclusivity Restrictions, the Exclusivity Restrictions shall not be extended past the conclusion of Year Two, the Guaranteed Minimum payment under Section
7.3.1 for AT&T for Year Three shall be reduced by one-third (1/3) from the Guaranteed Minimum in effect for such Year prior to the outcome of the discussions.


                 8.3.5. For purposes of this Section 8.3, a Party's desire shall be evidenced by written notice delivered to the other Party on or before January 31, 1997. The failure of a Party to deliver such notice by such time shall be deemed notice of a desire not to extend the Exclusivity Restrictions.


         8.4. No Other Restrictions. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall limit or in any way affect (1) the Parties' activities outside the Exclusive Territory, (2) the performance of any Party's obligations under any binding agreement in effect as of the Effective Date (and each Party shall disclose to the other such agreements that, to such Party's knowledge, are in effect as of such date to the extent possible consistent with any obligations of confidentiality owing to Third Parties), (3) any AT&T business unit other than BCS or any successor to BCS, (4) BBN's right to provide Dedicated Internet Services or Active Internet Security Services directly to any end user customer (subject to Section 2.8), including without limitation any Carrier, (5) AT&T's right to build, operate and mountain its own global data network, including without limitation for the purpose of providing its customers with dial-in access to the Internet and other on-line services,
(6) either Party's right in any way to market, offer or provide any products and services that are not, in the aggregate, marketed principally as Dedicated Internet Services or Active Internet Security Services, either on a stand-alone basis or as part of a broader offering of products and services, and are not comparable to the end-to-end functionality provided in conjunction with BBN's Dedicated Internet Services or Active Internet Security Services (including without limitation the inclusion of Internet services in AT&T Netware Connect Service, AT&T Network Notes Service, AT&T EasyLink Services, AT&T Interchange Online Network, and other AT&T "on-line services" as defined in the definition of "Carrier" in Section 1). As used in this Agreement, the terms "Dedicated Internet Services" and "Active Internet Security Services" shall be construed not to include any of the activities or services described in this Section 8.4.


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


9.       DURATION; TERMINATION


         9.1. Duration. This Agreement shall commence on the Effective Date and, unless earlier terminated by agreement of the Parties or as set forth below, shall continue in effect until the conclusion of Year Five. Prior to the conclusion of Year Three, the Parties shall consider whether to extend past Year Three the relationship contemplated by this Agreement for Years One through Three.


         9.2. Termination. Upon not less than 30 days' written notice to the other Party, either Party may cancel this Agreement without incurring termination liability if the other Party: (a) consents; (b) commits a material breach or is in material default of any warranty, representation or other material provision hereof, which breach or failure is incapable of cure or which, being capable of cure, has not been cured within sixty (60) calendar days after receipt of written notice of such breach or failure or such additional cure period as the notifying Party may authorize in writing, provided that the exercise of such right of termination shall be in addition to, and not in lieu of, any other remedies the terminating Party may have by virtue of such breach;
(c) files or has filed against it a petition in bankruptcy that it is not contesting in good faith; (d) has a receiver appointed to handle its assets or affairs that it is not contesting in good faith; or (e) makes or attempts to make an assignment for the benefit of creditors. In addition, upon advance ,written notice to BBN of any length in excess of 30 days, AT&T may cancel this Agreement without incurring termination liability (A) at any time during the Term if either BBN or BBN Planet is subject to a material change in ownership or control through acquisition by or merger with or into a Carrier, or (B) within thirty (30) days of the consummation of the event, if either BBN or BBN Planet is subject to a material change in ownership or control through acquisition by or merger with or into an entity (an "Acquiring Entity") that is not a Carrier, unless the Acquiring Entity shall have a market capitalization in excess of $750 million and shall enter into an assumption agreement in form and substance reasonably satisfactory to AT&T pursuant to which the Acquiring Entity shall agree to guarantee the performance of all of BBN's and BBN Planet's obligations under this Agreement to the full extent and provide reasonable assurances that such obligations will be full), performed. For purposes of this Section 9.2, a "material change in ownership or control through acquisition" shall mean the direct or indirect acquisition of 50% or more of the outstanding voting shares of the affected Party (by a Carrier or an Acquiring Entity, or an Affiliate of a Carrier or an Acquiring Entity, as the case may be), or the acquisition (by a Carrier or an Acquiring Entity, or an Affiliate of a Carrier or an Acquiring Entity, as the case may be) of the ability, by contract or otherwise, to direct or control the management of the affected Party.


         9.3. Continuing Support for Value Added Services Marketing. Prior to the end of Year Three, the Parties will work jointly to develop a plan to jointly take all reasonable and


         AT&T AND BBN PROPRIETARY:  SUBJECT TO NON-DISCLOSURE AGREEMENT

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
commercially practicable efforts to actively sell and promote Value Added Services offered by BBN Planet to AT&T Customers in conjunction with the BCS sales force during the Term.


         9.4. Termination After Governmental Action Affecting this Agreement. Upon not less than six-months' written notice to the other Party, either Party may cancel this Agreement without incurring termination liability promptly (and in no event later than 30 days) following a final, nonappealable decision by
an), governmental authority voiding all or a material portion of this Agreement.


         9.5. Survival. The obligations of the Parties under Section 9, and all other obligations which by their nature continue beyond the term of this Agreement (including without limitation the Parties' obligations pursuant to Section 5.4 other than AT&T's obligations to pay Customer Transition Services Fees, Section 10 and Section 13), shall survive any termination or the expiration of this Agreement.


         9.6. Transition. After any expiration or termination of this Agreement, the Parties shall cooperate as necessary to minimize disruption of services to existing customers of either Party. With respect to AT&T Customers that continue to receive Services under then-existing agreements with AT&T or BBN that continue past the date of expiration or termination of this Agreement ("Continuing Agreements"), the Parties shall abide by the terms of this Agreement as they may relate to such Continuing Agreements (including without limitation as they relate to quality of service, pricing, and payment) until the expiration or termination of such Continuing Agreements.


10.      CONFIDENTIALITY


         10.1. Confidential Information shall automatically be deemed proprietary to the Discloser and subject to this Agreement, unless otherwise confirmed in writing by the Discloser. In addition, all AT&T Customer Information, whether disclosed by AT&T to BBN or otherwise acquired by BBN in the course of the performance of this Agreement, shall be deemed Confidential Information of AT&T for all purposes under this Agreement, unless such information would not be required to be kept confidential pursuant to Section 10.5.


         10.2. Except as otherwise specified in this Agreement, for a period of five years from the receipt of Confidential Information from the Discloser (except that, with respect to AT&T Customer Information, such obligations shall continue indefinitely), the Recipient agrees (a) to use it only for the purpose of performing under this Agreement, (b) to hold it in confidence and disclose it to no one other than its employees having a need to know for the purpose of performing under this Agreement, and (c) to safeguard it from unauthorized use or disclosure using the same degree of care with which the Recipient safeguards its own Confidential Information of a similar nature (and in no event less than a reasonable degree of care). If the





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Recipient wishes to disclose the Discloser's Confidential Information to a
Third Party agent or consultant, such disclosure must be mutually agreed to in writing by the Recipient and Discloser, and the agent or consultant must have executed a written agreement of non-disclosure and non-use no less restrictive than the terms of this Section 10. Nothing in this Section 10 shall preclude BBN from using, in connection with the sale by BBN or its Affiliates of services or products, AT&T Customer Information collected by BBN in conjunction with the provision of any Service where (A) BBN, in its own capacity, has entered directly into an agreement with the AT&T Customer with respect to the provision of such Service, and (B) the AT&T Customer views itself as having a primary relationship with BBN with respect to such services. Following the expiration or termination of this Agreement, at BBN's option, the Parties will send to AT&T Customers a letter, in form and substance reasonably satisfactory to each Party, giving such AT&T Customers the opportunity, by returning a business reply card, to authorize the use of AT&T Customer Information by BBN to market BBN services or products to such AT&T Customer in the future.


         10.3. The Recipient may make copies of Confidential Information only as reasonably necessary to perform its obligations under this Agreement. All such copies shall bear the same copyright and proprietary rights notices as are contained on the original.


         10.4. The Recipient agrees to return all Confidential Information in tangible form received from the Discloser, including any copies made by the Recipient, within thirty (30) days after a written request is delivered to the Recipient, or will destroy all such Confidential Information, except for Confidential Information that the Recipient reasonably requires to perform its obligations under this Agreement. If either Party loses or makes an unauthorized disclosure of the other Party's Confidential Information, it shall notify such other Party immediately and use reasonable efforts to retrieve the lost or wrongfully disclosed Confidential Information.


         10.5. The Recipient shall have no obligation to safeguard Confidential Information: (a) which was in the possession of the Recipient free of restriction prior to its receipt from the Discloser; (b) after it becomes publicly known or available through no breach of this Agreement by the Recipient; (c) after it is rightfully acquired by the Recipient free of restrictions on its disclosure; or (d) after it is developed by personnel of the Recipient to whom the Discloser's Confidential Information had not been previously disclosed. In addition, the Recipient may disclose Confidential Information if so required by (i) the Securities and Exchange Commission (or any exchange or over-the-counter market on which the Recipient's securities are then traded), or (ii) law, a court, or governmental agency, so long as the Discloser has been notified of the requirement promptly after the Recipient becomes aware of the requirement and has been afforded a meaningful opportunity to oppose or intervene in such request, so long as the Recipient cooperates fully with the Discloser to take all available steps





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
to seek confidential treatment for such Confidential Information, and so long as the Recipient complies with any protective order that covers the Confidential Information to be disclosed.


         10.6. Each Party's obligations to safeguard Confidential Information disclosed prior to expiration or termination of this Agreement shall survive such expiration or termination.


         10.7. Except as otherwise expressly provided elsewhere in this Agreement, no other license is hereby granted under any Intellectual Property Right, nor is any such license implied, solely by virtue of the disclosure of any Confidential Information.


         10.8. Neither Party shall remove any copyright notices or Proprietary legends contained in Information provided by the other Party.


         10.9. The Parties acknowledge that any products, software, and technical information (including, without limitation. services and training) provided under this Agreement are subject to U.S. exports laws and regulations and any use or transfer of such products, software, and technical information must be authorized under those regulations. The Recipient agrees that it will not use, distribute, transfer, or transmit the products, software, or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. On request, each Party agrees to sign written assurances and other export-related documents as may reasonably be required for the other Party to comply with U.S. export regulations.


         10.10. The terms of confidentiality under this Agreement shall not be construed to limit either Party's right to independently develop or acquire products without use of the other Party's Confidential Information. Either Party shall be free to use for any internal business purpose the residuals resulting from access to or work with the other Party's Confidential Information, provided that such Party otherwise complies with the confidentiality provisions of this Agreement. The term "residuals" means information in non-tangible form that is inadvertently retained by persons who have had access, as authorized in this Agreement, to the Confidential Information, including ideas, concepts, know-how or techniques contained therein. The term "residuals" does not include ideas, concepts, know-how or techniques which such persons know or should have reason to believe were acquired from access to Confidential Information of the Discloser. The foregoing shall not be deemed to grant either Party a license to any of the other Party's Intellectual Property Rights.


         10.11. The terms of this Agreement and the fact and substance of the Parties' discussions and correspondence relating to this Agreement, including the identification of either Party by name or identifiable description in connection with the Parties' participation in such process shall be treated by each Party as if it were Confidential Information of the other Party.


         AT&T AND BBN PROPRIETARY:  SUBJECT TO NON-DISCLOSURE AGREEMENT

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

11.      REPRESENTATIONS, WARRANTIES, AND UNDERTAKINGS


         11.1. Representations of BBN and BBN Planet. BBN and BBN Planet hereby warrant and represent that:


                 11.1.1. No Claims. As of the Effective Date, no claim has been made or is pending against BBN, BBN Planet or any Third Party (whether or not embodied in an action, past or present or threatened) that any intellectual property of BBN or BBN Planet necessary for the performance of the Services or Sales Support Services under this Agreement infringes, misappropriates or otherwise violates any Intellectual Property Rights or constitutes unfair competition.


                 11.1.2. No Conflicting Obligations. BBN and BBN Planet have, as of the Effective Date, and during the Term will have, no interest or obligation that is inconsistent with or in conflict with its obligations under this Agreement or that would prevent, limit, or impair BBN's or BBN Planet's performance of any part of this Agreement.


                 11.1.3. Necessary Rights and Authority. BBN and BBN Planet possess, as of the Effective Date, and during the Term will possess, all necessary rights and corporate authority to enter into this Agreement and to execute its obligations hereunder, and, BBN and BBN Planet shall not take any action or enter into any agreement that would impair such rights. To the knowledge of BBN and BBN Planet, no governmental, judicial or Third Party approvals, consents or waivers are required for the performance by BBN and BBN Planet of their obligations hereunder. The execution of this Agreement, the consummation of the transactions contemplated hereunder and the performance by BBN and BBN Planet of this Agreement in accordance with its terms and conditions will not conflict with or result in the breach or violation of any terms or conditions of, or constitute (and with notice or lapse of time or both would not constitute) a default under: (A) the Articles of Organization, by-laws or other constituent documents of BBN and BBN Planet, (B) any instrument, contract or other agreement to which BBN or BBN Planet is a party or by or to which BBN, BBN Planet or the assets or properties of BBN or BBN Planet are bound or subject, or (C) any statute or any regulation, order, judgment or decree of any court or governmental or regulatory body.


                 11.1.4. BBN Marks. As of the Effective Date, (1) all right, title and interest in the BBN Primary Marks have been acquired by and are the exclusive property of BBN and its Affiliates and do not infringe any trademark, trade dress or other rights of any Third Party and neither BBN nor BBN Planet have received any notice of such infringement, and (2) neither BBN nor BBN Planet has any actual knowledge that any BBN Marks infringes any trademark, trade dress or other rights of any Third Party and neither BBN nor BBN Planet has received any notice of such infringement. BBN makes no representation or warranty with respect to





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
any BBN Marks (other than BBN Primary Marks and BBN VAS Marks) used by BBN to promote, advertise and market Managed Connectivity Services, and AT&T acknowledges, notwithstanding the license granted by BBN to AT&T in such Marks pursuant to Section 2.5.12, that any use of such Marks shall be at AT&T's own risk. During the Term, BBN agrees to provide AT&T prompt written notice of any claim that any BBN Mark infringes any trademark, trade dress or other rights of any Third Party.


         11.2. Representations of AT&T. AT&T hereby warrants and represents that:


                 11.2.1. No Conflicting Obligations. AT&T has, as of the Effective Date, and during the Term will have, no interest or obligation that is inconsistent with or in conflict with its obligations under this Agreement or that would prevent, limit, or impair AT&T's performance of any part of this Agreement.


                 11.2.2. Necessary Rights and Authority. AT&T possesses, as of the Effective Date, and during the Term will possess, all necessary rights and corporate authority to enter into this Agreement and to execute its obligations hereunder, and, AT&T shall not take any action or enter into any agreement that would impair such rights. To AT&T's knowledge, no governmental, judicial or Third Party approvals, consents or waivers are required for the performance by AT&T of its obligations hereunder. The execution of this Agreement. the consummation of the transactions contemplated hereunder and the performance by AT&T of this Agreement in accordance with its terms and conditions will not conflict with or result in the breach or violation of any terms or conditions of, or constitute (and with notice or lapse of time or both would not constitute) a default under: (A) the Certificate of Incorporation, by-laws or other constituent documents of AT&T, (B) any instrument, contract or other agreement to which AT&T is a party or by or to which it or its assets or properties are bound or subject, or (C) any statute or any regulation, order, judgment or decree of any court or governmental or regulatory body.


12.      REGULATORY MATTERS


         12.1. Responsibility. AT&T shall be responsible for obtaining and keeping in effect all Federal Communications Commission ("FCC"), state regulatory commission, franchise authority and other governmental or regulatory approvals that may be required in connection with its offering of services, including the Services, by AT&T to AT&T Customers. BBN shall be responsible for obtaining and keeping in effect all FCC, state regulatory commission, franchise authority and other governmental or regulatory approvals that may be required in connection with its offering of Services under this Agreement. AT&T shall reasonably cooperate with BBN in obtaining and maintaining any required approvals for which BBN is responsible, and BBN shall reasonably cooperate with AT&T in obtaining and maintaining any required approvals for which AT&T is responsible.





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

         12.2. Enhanced Services. The Parties intend only to market under this Agreement services that are classified as "enhanced services" under the rules and regulations of the FCC or otherwise not subject to regulation by the FCC. In the event that any services offered under this Agreement are determined to be classified as "basic services" under the rules and regulations of the FCC, the Parties agree to work together to modify such services in order to maintain their status as enhanced services and take such other actions (including making necessary changes to this Agreement) as are necessary to maintain the expectations of the Parties and a material portion of the value to each Party otherwise intended in this Agreement.


13.      INDEMNIFICATION


         13.1. BBN and BBN Planet Indemnity. BBN and BBN Planet shall, and each hereby agrees to, defend, indemnify and hold harmless AT&T and each of its officers, directors, employees and agents against and in respect of any Damages arising out of, resulting from or based upon any Claim alleging: (i) any breach of any representation, warranty or covenant made by BBN or BBN Planet in this Agreement, (ii) injuries or damage to any person or property arising out of acts or omissions of BBN or BBN Planet, or the officers, directors, employees, agents, affiliates and subcontractors of BBN or BBN Planet in the performance of their duties and obligations under this Agreement; and (iii) infringement, misappropriation or other violation of any Intellectual Property Rights of any Third Party based upon the use or sale of Services, Sales Support Services or Documentation within the Territory or any other territory in which Secondary Territory Services are marketed or sold pursuant to Section 2.11, provided that neither BBN nor BBN Planet shall have any obligation hereunder with respect to Claims based upon the use of a Mark, other than Claims based upon the use of (i) any BBN Primary Mark or (ii) any BBN VAS Mark to the extent the use of such BBN Primary Marks and BBN VAS Marks complies with Section 2.5.


         13.2. AT&T Indemnity. AT&T shall and hereby agrees to defend, indemnify and hold harmless BBN, BBN Planet, and the officers, directors, employees and agents of BBN and BBN Planet against and in respect of any Damages arising out of, resulting from or based upon any Claim alleging: (i) any breach of any representation, warranty or covenant made by AT&T in this Agreement, (ii) injuries or damage to any person or property arising out of acts or omissions of AT&T, its officers, directors, employees, agents, affiliates and subcontractors in the performance of their duties and obligations under this Agreement, and
(iii) infringement, misappropriation or other violation of any Intellectual Property Rights of any Third Party based upon the use or sale of Services or Documentation solely to the extent such Claim is based upon a modification to the Services or Documentation made by or at the direction of AT&T without the consent of BBN or BBN Planet.





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

         13.3. Obligation to Defend; Notice; Cooperation. Whenever a Claim shall arise for indemnification under Section 13.1 or 13.2, the relevant Indemnitees, as appropriate, shall promptly notify the Indemnitor and request the Indemnitor to defend the same. Failure to so notify the Indemnitor shall not relieve the Indemnitor of any liability that the Indemnitor might have, except to the extent that such failure prejudices the Indemnitor's ability to defend such Claim. The Indemnitor shall have the right to defend against such liability or assertion in which event the Indemnitor shall give written notice to the relevant Indemnitees of acceptance of the defense of such Claim and the identity of counsel selected by the Indemnitor. Except as set forth below, such notice to the relevant Indemnitees shall give the Indemnitor full authority to defend, adjust, compromise or settle such Claim with respect to which such notice shall have been given, except to the extent that any compromise or settlement shall prejudice the Intellectual Property Rights of the relevant Indemnitees. The Indemnitor shall consult with the relevant Indemnitees prior to any compromise or settlement that would affect the Intellectual Property Rights or other rights of any Indemnitee, and the relevant Indemnitees shall have the right to refuse such compromise or settlement and, at the refusing Indemnitee's cost, to take over such defense, provided that in such event the Indemnitor shall not be responsible for, nor shall it be obligated to indemnify the relevant refusing Indemnitees against, any cost or liability in excess of such refused compromise or settlement.

         The Indemnitee shall be entitled to participate with the Indemnitor in the defense of any Claim requesting equitable or injunctive relief or other relief that could affect the rights of the Indemnitee and also shall be entitled to employ separate counsel for such defense at the Indemnitor's expense. In the event the Indemnitor does not accept the defense of any indemnified Claim as provided above, the relevant Indemnitees shall have the right to employ counsel for such defense at the expense of the Indemnitor.
Each Party agrees to cooperate and to cause its employees and agents to cooperate with the other Party in the defense of an), such Claim and the relevant records of each Party shall be available to the other Party with respect to any such defense.


14.      INSURANCE

         BBN certifies that it presently maintains the following levels of insurance coverage in full force and effect, which include coverage for the business activities of BBN Planet:

        Type                                                            Amount
Property (media)                                                      $2,000,000
Property including EDP                                               172,956,000
Extra Expense                                                         10,000,000






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

General Liability                                                      1,000,000
Professional Liability                                                 2,000,000
         including Computer
         Services and Software
         Errors and Omissions

Business Auto                                                          1,000,000

Commercial Umbrella                                                   60,000,000

Employee Benefits Liability                                        Per Statutory
                                                                    Requirements

Workers' Comp.                                                     Per Statutory
                                                                    Requirements

Crime - Employee Dishonesty                                           10,000,000
       Computer Fraud                                                 10,000,000


                 Certificates of insurance in form and substance satisfactory to AT&T shall be provided to AT&T annually during the Term. AT&T shall not be required to make any payments under this Agreement prior to receiving such certificates of insurance.


15.      RIGHT TO BOOKS AND RECORDS/AUDIT

         The Parties shall keep and maintain complete and accurate accounting records in accordance with generally accepted accounting principles to support and document all amounts becoming payable hereunder. Upon the request of one Party (the "Auditing Party"), the other Party (the "Audited Party") shall provide access to representatives of the Audited Party's independent public accountants selected by the Auditing Party, to such records for the purpose of auditing such records during normal business hours not more than once per year to verify monies and/or credits due and owing. The cost of such audits shall be borne by the Auditing Party unless an underpayment or overpayment greater than or equal to five percent (5%) is discovered, in which case the Party making the error giving rise to such underpayment or overpayment shall pay the costs of the audit. Any Party found to have been overpaid by the other Party shall refund immediately any undisputed overpayment. Each Party shall retain all relevant records for two (2) years after any expiration or termination of this Agreement.


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

16.      RISK ALLOCATION


         16.1. NO CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER AT&T NOR BBN OR BBN PLANET SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE, OR SPECIAL DAMAGES SUFFERED BY SUCH OTHER PARTY (INCLUDING WITHOUT LIMITATION DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS, OR LOST PROFITS SUFFERED BY SUCH OTHER PARTY TO THE EXTENT COMPRISING INCIDENTAL, CONSEQUENTIAL, RELIANCE, OR SPECIAL DAMAGES), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, OR TORT, INCLUDING WITHOUT LIMITATION NEGLIGENCE OF ANY KIND WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE PARTY KNEW OF THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT. EACH PARTY HEREBY RELEASES THE OTHER PARTY (AND SUCH OTHER PARTY'S SUBSIDIARIES AND AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND SUPPLIERS) FROM ANY SUCH CLAIM.


         16.2. Each Party's aggregate liability to the other Party for any and all claims and damages incurred by such Party relating to or arising out of the subject matter of this Agreement, whether in contract, tort, implied warranty, strict liability or other form of action, except for (a) the infringement or misappropriation of a Party's Intellectual Property Rights, (b) any Claim or damages relating to or arising out of any Claim that is subject to any right of indemnity provided in Section 13, and (c) either Party's obligations with respect to the payment of money under this Agreement then due and owing, shall be limited to the lesser of actual proven damages or Twenty-Five Million Dollars ($25,000,000), plus, in respect of AT&T's liability for the Guaranteed Minimums, the Additional Guaranteed Minimums and the Soft Landing Guarantees, the lesser of actual proven damages or Fifty Million Dollars ($50,000,000).


         16.3. Except for Claims under the indemnification provisions contained in Section 13, no action or proceeding against a Party may be commenced more than two (2) years after the cause of action arises.


         16.4. AT&T and BBN each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions associated with this Agreement. The remedy limitations, and the limitations of liability, are separately intended to limit the forms of relief available to the Parties. The provisions of this Section 16 shall be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.





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


17.      DISPUTE RESOLUTION


         17.1. The Parties agree that resolving disputes at the earliest possible moment will best serve their respective interests. In no event shall the Parties pen-nit the pendency of a dispute to disrupt service to any AT&T Customer contemplated by this Agreement.


         17.2. In the event any dispute arising out of or related to this Agreement, or the breach, termination or validity thereof, cannot be resolved to the satisfaction of both Parties, then each Party shall nominate one senior officer of the rank of vice president or higher as its representative for purposes of attempting to resolve the dispute. These representatives shall meet in person and alone (except for one assistant allowed for each Party) and shall attempt in good faith to resolve the dispute. Such representatives shall have ten (10) business days from the date on which either Party delivers written notice of the need to resolve any dispute pursuant to this Section 17. This procedure shall be a required prerequisite before either Party may terminate this Agreement (if permitted under Section 9) or may seek resolution of the dispute through arbitration under this Section 17. The foregoing notwithstanding, this Section 17.2 shall not be construed to prevent either Party from seeking and obtaining temporary equitable remedies, including temporary restraining orders. A request by a Party to a court for interim measures or equitable relief shall not be deemed a waiver of the obligation to mediate and arbitrate. The Parties may agree to pursue any other additional mutually acceptable dispute resolution method but such pursuit shall not be construed to modify or eliminate the prerequisite stated in this Section 17.2.


         17.3. If any dispute is not resolved by use of the foregoing dispute resolution procedure within the time period provided in Section 17.2, the Parties voluntarily agree to submit the dispute to nonbinding mediation by a sole mediator selected by the Parties (or, if the Parties have not selected a mediator, at the option of either Party, to a mediator selected by the American Arbitration Association ("AAA")) in accordance with the commercial mediation rules of the AAA.


         17.4. IF A CONTROVERSY, CLAIM, OR DISPUTE BETWEEN AT&T AND BBN RELATING TO OR ARISING DIRECTLY OR INDIRECTLY UNDER THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, FRAUD, MISREPRESENTATION, OR OTHER LEGAL THEORY, CANNOT BE RESOLVED THROUGH NEGOTIATION UNDER SECTION 17.2 OR THROUGH MEDIATION PURSUANT TO SECTION 17.3, AT&T AND BBN SHALL SETTLE THE CONTROVERSY, CLAIM, OR DISPUTE BY ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT. A SINGLE ARBITRATOR SHALL CONDUCT THE ARBITRATION IN NEW YORK, NEW YORK, UNDER THE SUPERVISION OF THE AAA PURSUANT TO THE THEN-CURRENT COMMERCIAL ARBITRATION RULES OF THE AAA. AT&T AND BBN SHALL SELECT THE ARBITRATOR FROM A PANEL





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
OF PERSONS KNOWLEDGEABLE IN COMPUTER NETWORK HARDWARE, NETWORK OPERATING SYSTEMS AND SOFTWARE, AND SERVICES, AND IN TELECOMMUNICATIONS NETWORK HARDWARE, SOFTWARE, AND SERVICES. THE ARBITRATOR SHALL BE BOUND TO APPLY THE LAW IN EFFECT IN THE STATE OF NEW YORK, AND SHALL NOT HAVE AUTHORITY TO AWARD PUNITIVE OR OTHER DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (TO WHICH EACH PARTY IRREVOCABLY WAIVES ANY CLAIM) OR TO SET ASIDE OR DISREGARD THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING BY WAY OF EXAMPLE AND NOT OF LIMITATION, PROVISIONS RELATING TO WARRANTIES AND LIMITATIONS OF LIABILITY.
ANY AWARD MADE (A) SHALL BE FINAL AND BINDING; (B) SHALL BE A BARE AWARD LIMITED TO A HOLDING FOR OR AGAINST A PARTY AND AFFORDING SUCH REMEDY AS IS DEEMED EQUITABLE, JUST AND WITHIN THE COPE OF THIS AGREEMENT; (C) SHALL BE WITHOUT FINDINGS AS TO ISSUES (INCLUDING WITHOUT LIMITATION PATENT VALIDITY AND/OR INFRINGEMENT) OR A STATEMENT OF THE REASONING ON WHICH THE AWARD RESTS;
(D) MAY IN APPROPRIATE CIRCUMSTANCES (OTHER THAN PATENT DISPUTES) INCLUDE INJUNCTIVE RELIEF; (E) SHALL BE MADE WITHIN FOUR (4) MONTHS OF THE APPOINTMENT OF THE ARBITRATOR; AND (F) MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. THE REQUIREMENT FOR MEDIATION AND ARBITRATION SHALL NOT BE DEEMED A WAIVER OF ANY RIGHT OF TERMINATION UNDER THIS AGREEMENT AND THE ARBITRATOR IS NOT EMPOWERED TO ACT OR MAKE ANY AWARD OTHER THAN BASED SOLELY ON THE RIGHTS AND OBLIGATIONS OF THE PARTIES PRIOR TO ANY SUCH TERMINATION. THE PARTIES, THEIR REPRESENTATIVES, OTHER PARTICIPANTS, AND THE ARBITRATOR SHALL HOLD THE EXISTENCE, CONTENT, AND RESULT OF THE ARBITRATION IN CONFIDENCE. AT&T AND BBN SHALL EACH PAY ITS OWN ATTORNEYS' FEES ASSOCIATED WITH THE ARBITRATION, AND SHALL PAY THE OTHER COSTS AND EXPENSES OF THE ARBITRATION AS THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION PROVIDE. THE PARTIES, THEIR REPRESENTATIVES, OTHER PARTICIPANTS AND THE MEDIATOR AND ARBITRATOR SHALL HOLD THE EXISTENCE, CONTENT AND RESULT OF MEDIATION AND ARBITRATION IN CONFIDENCE PURSUANT TO THE TERMS OF SECTION 10.


18.      RIGHT OF FIRST NEGOTIATION

         Except as provided below, in the event BBN determines to solicit offers to purchase substantially all of the assets of BBN Planet, or more than 15% of the outstanding voting shares of BBN or BBN Planet, BBN shall notify AT&T that such discussions or definitive steps are pending and the Parties shall, at AT&T's option, negotiate in good faith for a period of not less than forty-five (45) days toward an agreement for AT&T to purchase such


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
securities or assets. The foregoing provisions of this Section 18 shall not apply in the event BBN or BBN Planet determines to offer shares pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended.


19.      MISCELLANEOUS


         19.1. Hiring. BCS will not solicit the hiring of any employee of BBN involved in internetworking technical activities during the Term and for two (2) years following the expiration or termination of this Agreement.


         19.2. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the Parties. Notwithstanding the preceding sentence, no rights, obligations or liabilities of any Party may be assigned or assumed, whether by operation of law or otherwise, without the prior written consent of the other Party, except that AT&T may assign any of its rights and obligations under this Agreement to any of its subsidiaries or affiliates, provided that no such assignment shall operate to relieve AT&T of its liability under this Agreement.


         19.3. GOVERNING LAW. THE PARTIES ARE FAMILIAR WITH THE PRINCIPLES OF NEW YORK COMMERCIAL LAW AND DESIRE AND AGREE THAT THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ITS CHOICE OF LAW PRINCIPLES SHALL APPLY IN ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT. CONSISTENT WITH SECTION 17 OF THIS AGREEMENT GOVERNING DISPUTE RESOLUTION, THE PARTIES HEREBY CONSENT TO BE SUBJECT TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK FOR PURPOSES OF ENFORCING THIS AGREEMENT.


         19.4. No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.


         19.5. Independent Contractors; Limitation of Liability. The undertakings described in this Agreement shall not be deemed to constitute a joint venture or partnership between AT&T and BBN. Except as expressly provided in this Agreement, neither Party shall be liable for acts or omissions of the other merely by virtue of the signing of this Agreement.


         19.6.   Force Majeure.





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                 19.6.1.    Except as otherwise expressly provided in this
Agreement, neither Party shall be liable to the other for damages or other payments under this Agreement (including Guaranteed Minimums, Additional Guaranteed Minimums and Soft Landing Guarantees) to the extent resulting from any of the following force majeure events: the elements; lightning; pest damage; power surges, fluctuations or failures; strikes or labor disputes; water; acts of God; war, civil disturbances, acts of civil or military authorities, or the public enemy; fuel or energy shortages; or any other cause beyond such Party's reasonable control. If any force majeure event occurs, the Party whose performance fails or is delayed (or whose payment obligations would otherwise arise) because of such force majeure event shall give prompt notice to the other Party and, upon cessation of such force majeure condition, shall give like notice and commence performance hereunder as promptly as reasonably practicable. In the event that any performance or payment obligation under this Agreement is suspended under this provision (or is substantially certain to continue) for a period in excess of 60 days, either Party may terminate this Agreement on not less than 30 days' advance written notice to the other Party.


                 19.6.2. In addition, in the event of any development that has a serious adverse effect upon the market for Internet services generally (including without limitation any legislation, regulation, judicial decision or other act of any governmental authority or any virus or other occurrence that significantly affects the risks incurred by providers of Internet services or significantly undermines confidence in the Internet) and causes a significant portion of the other leading providers of Internet services to announce they intend to cease to offer (or to significantly diminish their sales and marketing of) Internet services, either Party may terminate this Agreement on not less than thirty (30) days' advance written notice to the other Party. If AT&T seeks to terminate this Agreement pursuant to this subsection 19.6.2, AT&T shall promptly begin to exit (and cease offering to new customers) Dedicated Internet Services, including Managed Connectivity Services, and BBN shall have the option to continue to provide Dedicated Internet Services to AT&T Customers, subject to the consent of such customers. In the event BBN exercises such option to continue to provide Dedicated Internet Services to AT&T Customers, AT&T shall, without charge to BBN, provide reasonable cooperation to transition such customers to BBN, and the Parties shall negotiate in good faith the terms upon which the necessary infrastructure and equipment will be provided to BBN to continue to service such customers.


         19.7.   Taxes.


                 19.7.1. The Parties' respective responsibilities for taxes arising or in connection with this Agreement shall be as follows:





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                          19.7.1.1.    Each Party shall be responsible for all
franchise and privilege taxes on its business; taxes based upon net income or gross receipts; property taxes and other taxes imposed directly on the Party.


                          19.7.1.2.    The purchasing Party, agrees to pay to
the other Party all applicable Federal. state or local sales, use, or excise taxes, duties, or levies imposed upon charges made by one Party, to the other pursuant to the terms of this Agreement and which are not subject to a tax exemption certificate provided by the purchasing Party.


                          19.7.1.3.    In the event that a sales, use, excise
tax, duty or levy is assessed by a Federal. state or local taxing jurisdiction on the charges for the provision of any of the products or services covered by this Agreement, the Parties agree to fully cooperate with each other to accurately determine its own tax liability and minimize such liability to the extent legally permissible. Each Party shall promptly notify, the other of any claim for taxes asserted by a taxing jurisdictions for any, products or services covered by this Agreement for which the other Party may be responsible. The Party receiving the asserted claim shall have the right to control and settle the claim. The other Party shall have such rights, at its own cost and expense, to participate in the responses and settlements as are appropriate to its potential responsibilities and liabilities.


                 19.7.2. All persons famished by a Party shall be considered solely the furnishing Party's employees or agents. The furnishing Party shall be responsible for the payment of all unemployment, social security, and other payroll taxes, including contribution when required by law. The furnishing Party agrees to indemnify and save harmless the other Party, its affiliates and successors and assigns from and against any losses, damages, claims, demands, suits, liabilities and expenses (including reasonable attorneys' fees) that arise out of and failure by the famishing Party to perform its obligations under this clause.


         19.8. Press Releases/Public Announcement. Except as may be required by law or regulation or a court or regulator), authority or any stock exchange (or over-the-counter market), neither AT&T nor BBN, nor any of their respective Affiliates, shall issue a press release or make any public announcement or any disclosure to any Third Party related to the terms of this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Parties anticipate making a public announcement promptly following the Effective Date.


         19.9. Nonexclusive Remedies. Except as otherwise expressly provided in this Agreement, each of the remedies provided under this Agreement is cumulative and is in addition to any remedies that may be available at law or in equity.





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         19.10.  Expenses. Except as otherwise specifically provided in this
Agreement, each Party shall bear and pay its own expenses and taxes incurred in connection with its performance under this Agreement.


         19.11. Notices. All notices, requests, consents, approvals, waivers and other communications under this Agreement shall be in writing and shall be effective upon actual delivery or refusal of delivery to the following address:

               If to AT&T, to:

               AT&T Corp.
               55 Corporate Drive
               Bridgewater, New Jersey  08807
               Attention:  Product Marketing Director, Gateway Services

               with a courtesy copy to:

               AT&T Corp.
               295 North Maple Avenue
               Basking Ridge, New Jersey  07920
               Attention:       Vice President - Law,
                                Business Multimedia Services

               If to BBN, to:

               Bolt Beranek and Newman Inc.
               150 Cambridge Park Drive
               Cambridge, Massachusetts  02140
               Attention:      George Conrades, Chief Executive Officer
                               Paul Gudonis, Chief Executive Officer, BBN Planet
                               John Montjoy, Vice President and General Counsel

Notices may be given by electronic facsimile device or receipted courier service; provided, that for notice by electronic facsimile device to be effective, its receipt must be acknowledged by the addressee in writing by return facsimile. Notice of any change in any such address shall also be given in the manner set forth above.


         19.12. Entire Agreement. This Agreement, together with all schedules hereto, sets forth the entire understanding of the Parties with respect to the matters covered herein, and supersedes all prior agreements, covenants, arrangements. communications, representations or warranties, whether oral or written, of any Party, including without limitation the Non-





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
Disclosure Agreement between BBN and AT&T dated as of February, 1995.  Except
(i) as otherwise provided in this Agreement, (ii) as otherwise provided in any schedule with a specific reference of an intent to modify this Agreement, or
(iii) with respect to Schedules 4.4.1, 4.4.2, 7.1, and 7.4, if any provision contained in the Agreement or in Schedules 4.4.1, 4.4.2, 7.1, and 7.4 is in conflict with, or inconsistent with any provision in any other schedule, the provision contained in this Agreement or Schedule 4.4.1, 4.4.2, 7.1, or 7.4. as the case may be, shall govern and control. Other than as provided in this Agreement, neither Party is responsible or liable for any business decisions made or inferences drawn by the other Party in reliance on actions taken or disclosures made in connection with this Agreement (including without limitation prior to the date of execution of this Agreement).


         19.13. Waivers; Amendments. Waiver by any Party of any breach of or failure to comply with any provision of this Agreement by the other Party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver, modification or amendment of this Agreement shall be effective unless made by an instrument in writing duly executed by an authorized representative of the waiving Party in the case of a waiver, and of each of the Parties in the case of an amendment or modification.


         19.14. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement shall be prohibited by or invalid under applicable law, and except where either Party exercises its right to terminate this Agreement under Section 9.2, (a) such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) in the event any such provision is an essential element of the Agreement, the Parties shall promptly negotiate a replacement that will achieve the intent of such unenforceable provision to the extent permitted by law.


         19.15. Titles. The titles to the sections. appendices and schedules are inserted for convenience only and shall not be taken as an interpretation of the contents of those passages or as an attempt to enlarge, limit or define terms covered by this Agreement.


         19.16. Execution in Counterparts. More than one counterpart of this Agreement may be executed by the Parties, and each fully executed counterpart shall be deemed an original.





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       IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and the year first above written.

BOLT BERANEK AND NEWMAN INC.                 AT&T CORP.


By:                                          By:
   -------------------------------              --------------------------------
Name:                                        Name:
     -----------------------------                ------------------------------
Title:                                       Title:
      ----------------------------                 -----------------------------
Date:                                        Date:
     -----------------------------                ------------------------------


BBN PLANET CORPORATION

By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------
Date:
     -----------------------------


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
                                                                  SCHEDULE 2.1.1

                  Description of Managed Connectivity Services





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